As filed with the Securities and Exchange Commission on May 8, 2012
Registration No. 333-179541

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

PRE-EFFECTIVE AMENDMENT NO. 2

TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

ZBB Energy Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	4911	39-1987014
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

N93 W14475 Whittaker Way
Menomonee Falls, WI  53051
(262) 253-9800
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
________________

Eric C. Apfelbach
Chief Executive Officer
ZBB Energy Corporation
N93 W14475 Whittaker Way
Menomonee Falls, WI  53051
(262) 253-9800
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)
________________

Please send copies of all communications to:
Mark R. Busch
K&L Gates LLP
214 North Tryon Street, Suite 4700
Charlotte, NC 28202
(704) 331-7440

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                      Accelerated filer ☐                                Non-accelerated filer ☐                                           Smaller reporting company ☑
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(5)
Common stock	$ 12,650,000	$ 1,449.69
Underwriter Warrant	$ 100	$ 0.01
Shares of common stock underlying Underwriter Warrant (2)(3)(4)	$ 1,265,000	$ 144.97
Total Registration Fee	$ 13,915,100	$ 1,594.67

(1)  Calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of all of the securities to be registered.
(2)  No registration fee required pursuant to Rule 457(g) under the Securities Act of 1933.
(3)  Registers a warrant to be granted to the underwriter for an amount equal to 8% of the number of the shares sold to the public.
(4) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.
(5) The Registrant previously paid a registration fee of $1,449.70 upon the initial filing of this registration statement on February 16, 2012.  The additional fee of $144.97 paid in connection with the filing of this Amendment No. 2 was calculated pursuant to Rule 457(o) by multiplying the $1,265,000 increase in the proposed maximum aggregate offering price by the current registration fee..

2

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS
Subject to Completion, Dated May 8, 2012

22,000,000 Shares of Common Stock

This is a firm commitment public offering of 22,000,000 shares of common stock.

For a more detailed description of our common stock, see the section entitled “Common Stock” beginning on page 6 of this prospectus.

Our common stock is quoted on the NYSE Amex under the symbol “ZBB.” The last reported sale price of our common stock on May 4, 2012 was $0.50 per share.

Investing in our securities involves a high degree of risk.  We strongly recommend that you read carefully the risks we described in this prospectus.  See “Risk Factors” beginning on page 5 of this prospectus for more information.

	Per Unit	Total
Public offering price	$-	$-
Underwriting discount	$-	$-
Proceeds, before expenses, to us (1)	$-	$-

(1)           Excludes a non-accountable expense allowance of $135,000 payable to the underwriter, of which $30,000 has been paid in advance.  See “Underwriting” for a description of the compensation payable to the underwriter.

We have granted to the underwriter a 45-day option to purchase up to 3,300,000 additional shares of common stock solely to cover over-allotments, if any. We have also agreed to issue to the underwriter a warrant to purchase up to an amount equal to 8% of the number of the shares of common stock sold to the public at an exercise price of $[•] (125% of the public offering price). The underwriter warrant is exercisable at any time, in whole or in part, for five years from the date of effectiveness of the registration statement of which this prospectus is a part, subject to a 180 day lock-up.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares on or about [•], 2012.

MDB Capital Group LLC

The date of this prospectus is [•], 2012.

Table of Contents

About this Prospectus	2
Cautionary Statement About Forward Looking Information	2
Prospectus Summary	2
Risk Factors	5
Use of Proceeds	5
Dilution	5
Description of Capital Stock	6
Underwriting	8
Material U.S. Federal Income and Estate Tax Considerations for Non-U.S. Holders	12
Legal Matters	16
Experts	16
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	16
Where You Can Find More Information	17
Documents Incorporated By Reference	17

About this Prospectus

In this prospectus supplement, the “Company,” “we,” “us,” and “our” and similar terms refer to ZBB Energy Corporation. References to our “common stock” refer to the common stock of ZBB Energy Corporation.

You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If there is any inconsistency between the information in this prospectus and the documents incorporated by reference herein, you should rely on the information in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the underwriter have authorized any other person to provide information different from that contained in this prospectus and the documents incorporated by reference herein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the dates on the cover page, regardless of time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Cautionary Statement About Forward Looking Information

This prospectus, including the information incorporated by reference herein, contains forward-looking statements that are based on current expectations, estimates, forecasts and projections regarding management’s beliefs and assumptions about the industry in which we operate. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions identify forward-looking statements.

Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements.

Except as required by applicable law, we assume no obligation to update any forward-looking statements publicly or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Prospectus Summary

This summary highlights information about our Company and this offering contained elsewhere in this prospectus or incorporated by reference herein and is qualified in its entirety by the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. You should read this entire prospectus carefully, including “Risk Factors” as well as the information incorporated by reference in this prospectus, before making an investment decision.

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE AMEX: ZBB) provides advanced electrical power management platforms targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization.  ZBB and its power electronics subsidiary, Tier Electronics, LLC have developed a portfolio of  intelligent power management platforms that directly integrate multiple renewable and conventional onsite generation sources with rechargeable zinc bromide flow batteries and other storage technology. We also offer advanced systems to directly connect wind and solar equipment to the grid and systems that can form various levels of micro-grids.  Tier Electronics participates in the energy efficiency markets through its hybrid vehicle control systems, and power quality markets with its line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. A developer and manufacturer of modular, scalable and environmentally friendly power systems, ZBB Energy Corporation was founded in 1998 and is headquartered in Wisconsin, USA with offices also located in Perth, Western Australia.

Corporate Information

Our executive offices are located at N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin  53051, and our telephone number is 262.253.9800.  Our Internet address is www.zbbenergy.com.  The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

THE OFFERING
Issuer:	ZBB Energy Corporation
Public offering price:	$[•]
Shares of common stock offered by us:	22,000,000 shares (25,300,000 shares if the Underwriter’s over-allotment option is exercised in full)
Common stock to be outstanding after this offering (1):	63,055,079 shares
Over-allotment option:	3,300,000 shares
Use of proceeds:	We intend to use approximately $2.7 million of net proceeds to repay existing indebtedness and the balance for working capital and general corporate purposes. See “Use of Proceeds.”
NYSE Amex symbol:	ZBB
Risk factors:
Investing in our common stock involves a high degree of risk and purchasers may lose their entire investment. See “Risk Factors” and the other information included and incorporated by reference in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

(1)  The number of shares of our common stock to be outstanding after this offering is based 41,055,079 shares of our common stock outstanding as of May 4, 2012.  This number does not include:
        ●     4,177,177 shares of our common stock issuable pursuant to outstanding warrants at a weighted average exercise price of $0.89;

● 4,298,480 shares of our common stock issuable pursuant to outstanding stock options at a weighted average exercise price of $1.28;

● 2,448,436 shares subject to outstanding restricted stock unit awards;

● 669,387 shares of common stock reserved for future grants and awards under our equity incentive plans;

● Up to 4,650,943 shares of common stock issuable upon conversion of convertible notes at a conversion price of $0.53 per share; and

● Shares of common stock issuable pursuant to the warrant to be issued to the underwriter representing eight percent of the number of shares offered by this prospectus.

Except as otherwise noted, all information in this prospectus assumes no exercises of the underwriter’s over-allotment option.

Risk Factors

Investing in our securities involves risk.  You should carefully review the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year (together with any material changes thereto contained in subsequent filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus.

Use of Proceeds

Based on an assumed offering price of $0.50, which was the last reported sale price for our common stock on May 4, 2012, we estimate that our net proceeds from the sale of our common stock in this offering will be approximately $9.8 million, after deducting underwriting discounts and the underwriter’s expense allowance and estimated offering expenses payable by us. If the underwriter exercises in full its option to purchase additional shares to cover over-allotments, we estimate that our net proceeds from the sale of our common stock in this offering will be approximately $11.3 million, after deducting underwriting discounts and the underwriter’s expense allowance and estimated offering expenses payable by us.

We intend to use approximately $2.7 million of net proceeds to repay the outstanding principal and interest due on the Zero Coupon Convertible Subordinated Notes issued by us in May 2012 as described in the Current Report on Form 8-K filed by us with the SEC on May 2, 2012 and the balance of the net proceeds from this offering for general corporate and working capital purposes.

The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

Dilution

Our net tangible book value as of March 31, 2012 and after giving effect to our sale of a total of $2,465,000 of Zero Coupon Convertible Subordinated Notes as described in the Current Report on Form 8-K filed by us with the SEC on May 2, 2012 (excluding shares of common stock issuable upon conversion of such notes and upon the exercise of warrants issued in such offering), was approximately $1.2 million or $0.03 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to our sale of 22,000,000 shares in this offering at the assumed offering price of $0.50, which was the last reported sale price for our common stock on May 4, 2012, and after deducting underwriting discounts and the underwriter’s expense allowance and estimated offering expenses payable by us, our net tangible book value as of March 31, 2012 would have been approximately $11.0 million, or $0.18 per share. This represents an immediate increase in net tangible book value of $0.15 per share to existing stockholders and an immediate dilution in net tangible book value of $0.32 per share to purchasers of common stock in this offering.  The following table illustrates this calculation.

Assumed offering price		$0.50
As adjusted net tangible book value per share as of March 31, 2012	$3.00
Increase per share attributable to this offering	$15.00
As adjusted tangible book value per share after this offering		$0.18
Dilution per share to new investors in this offering		$0.32

The number of shares of common stock outstanding in the table and calculations above is based on 41,055,079 shares outstanding as of March 31, 2012 and excludes:

●	1,619,158 shares of our common stock issuable pursuant to outstanding warrants at a weighted average exercise price of $1.47;

●	4,296,480 shares of our common stock issuable pursuant to outstanding stock options at a weighted average exercise price of $1.28;

●	2,448,436 shares subject to outstanding restricted stock unit awards;

●	671,387 shares of common stock reserved for future grants and awards under our equity incentive plans;

●	Shares of Series A preferred stock and common stock issuable pursuant to the amended and restated securities purchase agreement dated August 30, 2010 between us and Socius CG II, Ltd.; and

●	Shares of common stock issuable pursuant to the warrant to be issued to the underwriter representing eight percent of the number of shares offered by this prospectus.

Description of Capital Stock

Authorized Capital

Our articles of incorporation authorize us to issue 150 million shares of common stock, par value $0.01 per share .  In addition, our articles of incorporation authorize us to issue 10,000,000 shares of undesignated preferred stock, par value $0.01 per share.

As of May 4, 2012, we had 575.1280 shares of Series A preferred stock issued and outstanding and 41,055,079 shares of common stock issued and outstanding.

Common Stock

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The shares of our common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

We have not declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine future dividends, if any.

Series A Preferred Stock

The material terms and provisions of the Series A preferred stock are summarized below.  For the complete terms of the Series A preferred stock, you should refer to the certificate of designations which is filed as an exhibit to the registration statement of which this prospectus is part.

Ranking and Voting

The Series A preferred stock ranks with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, and any other classes of stock or series of preferred stock of the Company, and (2) junior to all existing and future indebtedness of the Company. Except as required by law or as set forth in the certificate of designations for the Series A preferred stock, holders of the Series A preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors.

Protective Provisions

So long as any shares of Series A preferred stock are outstanding, we may not, without the affirmative approval of the holders of a majority of the shares of the Series A preferred stock then outstanding (voting as a class), (1) alter or change adversely the powers, preferences or rights given to the Series A preferred stock, (2) authorize or create any class of stock ranking as to distribution of assets upon a liquidation senior to or otherwise at parity with the Series A preferred stock, (3) increase the authorized number of shares of Series A preferred stock, (4) liquidate, dissolve or wind-up our business and affairs, or effect any Deemed Liquidation Event (as defined below), or (5) enter into any agreement with respect to the foregoing.

Conversion

The Series A preferred stock is not convertible into common stock.

Dividends and Other Distributions

Commencing on the date of issuance of any such shares of Series A preferred stock, holders of Series A preferred stock shall be entitled to receive dividends on each outstanding share of Series A preferred stock, which shall accrue at an annual rate of 10% from the date of issuance. Accrued dividends are payable upon redemption of the Series A preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, before any distribution or payment is made to the holders of any junior securities, the holders of Series A preferred stock shall first be entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount with respect to the Liquidation Value, as defined below, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Articles of Incorporation.

Redemption

We may redeem, for cash or by application of the outstanding balance due us under any outstanding secured promissory note issued to us by Socius to purchase shares of common stock under the Securities Purchase Agreement or to acquire shares issuable upon exercise of any warrants, any or all of the shares of Series A preferred stock at any time after the first anniversary of the issuance date thereof, or if such shares were issued upon conversion of debentures the initial issuance of such debentures (whichever such date applies, the “Deemed Issuance Date”), at the redemption price per share equal to the original purchase price therefor (the “Preferred Liquidation Value”), plus any accrued but unpaid dividends with respect to such shares of Series A preferred stock (the “Preferred Redemption Price”). If we exercise this redemption option with respect to any Series A preferred stock prior to the fourth anniversary of the Deemed Issuance Date of such Series A preferred stock, then in addition to the Preferred Redemption Price, we must pay to Socius a redemption premium equal to the following with respect to such redeemed Series A preferred stock: (1) 27% of the Preferred Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the Deemed Issuance Date, (2) 18% of the Preferred Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the Deemed Issuance Date, and (3) 9% of the Preferred Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the Deemed Issuance Date.

If we determine to liquidate, dissolve or wind-up our business and affairs, or effect (1) a merger or consolidation, except any merger or consolidation in which our shares of capital stock outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation, or (2) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by us of all or substantially all our assets (a “Deemed Liquidation Event”), we are required to redeem the Series A preferred stock at the Preferred Redemption Price (plus any required premium for early redemption).

Underwriting

We are offering the shares of common stock described in this prospectus through a single underwriter, MDB Capital Group LLC. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

The underwriter is committed to purchase all the common shares offered by us if any shares are purchased, other than those covered by the option to purchase additional shares described below.

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the underwriter that the underwriter proposes to offer shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA). Any securities sold by the underwriter to such securities dealers will be sold at the public offering prices less a selling concession not in excess of $[•] per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $[•] per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

The underwriting agreement provides that the underwriter’s obligations to purchase shares of our common stock are subject to conditions contained in the underwriting agreement.

None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus and any other offering material or advertisements in connection with the offer and sales of any of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.  Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus.  This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriting Discount and Expenses

 The following table summarizes the underwriting discount and commission to be paid to the underwriter by us.

	Without Over-Allotment	With Over-Allotment
Public offering price
Underwriting discount per share
Total underwriting discount
Proceeds, before expenses, to us

We estimate the expenses payable by us for this offering to be $[•], including the underwriting discount, or $[•] if the underwriter’s over-allotment option is exercised in full, and reimbursement of the non-accountable expenses of the underwriter up to $135,000.

Over-allotment Option

We have granted to the underwriter an option, exercisable not later than 15 days after the date of this prospectus, to purchase up to an additional 3,300,000 shares of our common stock (up to 15% of the shares firmly committed in this offering) at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriter may exercise the option solely to cover over-allotments, if any, made in connection with this offering.  If any additional shares of  our common stock are purchased pursuant to the over-allotment option, the underwriter will offer these additional shares of our common stock on the same terms as those on which the other shares of common stock are being offered hereby.

Determination of Offering Price

The public offering price of the common stock was negotiated between us and the underwriter, based on the trading price of the common stock prior to the offering, among other things. Other factors considered in determining the price of the common stock include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the financial markets at the time of the offering and such other factors as were deemed relevant.

Lock-Up Agreements

All of our officers and directors have agreed that, for a period of 90 days from the date of this prospectus, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable, and exercise of options under an acceptable stock incentive plan. The underwriter may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up periods.

Underwriter Warrant

We have agreed to issue to MDB Capital Group LLC a warrant to purchase shares of our common stock (up to 8% of the shares of common stock sold in this offering). This warrant is exercisable at $[•] per share (125% of the price of the common stock sold in this offering), commencing on the closing date of this offering and expiring five years from the closing date of this offering. The warrant and the shares of common stock underlying the warrant have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA. MDB Capital Group LLC (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate this warrant or the securities underlying this option, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this warrant or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part.

Restriction on Registrations

The underwriting agreement provides that for a period of 12 months, we may not file any registration statements, other than those on Form S-8 for compensatory plans or on Form S-4 in connection with a merger or acquisition or their successor forms, with the SEC for any purpose, including capital raising purposes for the benefit of the Company and for resale by issued and outstanding securities without the prior written consent of the underwriter.

Indemnification

We will agree to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.

●
Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position.  The short position may be either a covered short position or a naked short position.  In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If an underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●
Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE Amex and, in the case of the common stock or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, the underwriter may engage in passive market making transactions in the common stock on the NYSE Amex Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter, or by its affiliates.  In those cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

The underwriter’s compensation in connection with this offering is limited to the fees and expenses described above under “Underwriting Discount and Expenses.”

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the common shares, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the common shares in any jurisdiction where action for that purpose is required. Accordingly, the common shares may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. Each of the underwriters may arrange to sell common shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of shares of common stock described in this prospectus supplement (the “Shares”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to legal entities which are qualified investors as defined under the Prospectus Directive;

●
by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospective Directive.

Each purchaser of shares of common stock described in this prospectus supplement located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that:

●	it is a “qualified investor” as defined under the Prospectus Directive; and

●
in the case of any shares of common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares of common stock acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or (ii) where the shares of common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares of common stock to it is not treated under the Prospectus Directive as having been made to such persons.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EC.

United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This offering memorandum and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

The distribution of this prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene FSMA. No person falling outside those categories should treat this prospectus as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus are advised that we, the underwriters and any other person that communicates this prospectus are not, as a result solely of communicating this prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus with the protections which would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

Material U.S. Federal Income and Estate Tax Considerations for Non-U.S. Holders

The following discussion summarizes certain material U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of our common stock purchased in this offering by a non-U.S. holder (as defined below). This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences to non-U.S. holders described in this prospectus.

There can be no assurance that the IRS will not take a contrary position to the tax consequences described herein or that such position will not be sustained by a court. No ruling from the IRS has been obtained with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock.

This discussion is for general information only and is not tax advice. All prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not any of the following for U.S. federal income tax purposes:

●	an individual who is a citizen or a resident of the United States;

●
a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source;

●
a trust (a) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

●	an entity that is disregarded as separate from its owner for U.S. federal income tax purposes if all of its interests are owned by a single person described above.

An individual may be treated, for U.S. federal income tax purposes, as a resident of the United States in any calendar year by being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. The 183-day test is determined by counting all of the days the individual is treated as being present in the current year, one-third of such days in the immediately preceding year and one-sixth of such days in the second preceding year. Residents are subject to U.S. federal income tax as if they were U.S. citizens.

This discussion assumes that a prospective non-U.S. holder will hold shares of our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances. In addition, this discussion does not address any aspect of U.S. federal alternative minimum, U.S. state or U.S. local or non-U.S. taxes, or the special tax rules applicable to particular non-U.S. holders, such as:

●	insurance companies and financial institutions;

●	tax-exempt organizations;

●	partnerships or other pass-through entities;

●	regulated investment companies or real estate investment trusts;

●	pension plans;

●	persons who received our common stock as compensation;

●	brokers and dealers in securities;

●	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

●	former citizens or residents of the United States subject to tax as expatriates.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes is an owner of our common stock, the treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. We urge any owner of our common stock that is a partnership and partners in that partnership to consult their tax advisors regarding the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock.

Distributions on Our Common Stock

Any distribution on our common stock paid to non-U.S. holders will generally constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will generally constitute a return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, and will be applied against and reduce the non-U.S. holder’s adjusted tax basis. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “— Gain on Sale, Exchange or Other Disposition of Our Common Stock.”

Dividends paid to a non-U.S. holder that are not treated as effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% on the gross amount paid, unless the non-U.S. holder is entitled to an exemption from or reduced rate of withholding under an applicable income tax treaty. In order to claim the benefit of a tax treaty, a non-U.S. holder must provide a properly executed IRS Form W-8BEN (or successor form) prior to the payment of dividends. A non-U.S. holder eligible for a reduced rate of withholding pursuant to an income tax treaty may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

Dividends paid to a non-U.S. holder that are treated as effectively connected with a trade or business conducted by the non-U.S. holder within the United States (and, if an applicable income tax treaty so provides, are also attributable to a permanent establishment or a fixed base maintained within the United States by the non-U.S. holder) are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To obtain the exemption, a non-U.S. holder must provide us with a properly executed IRS Form W-8ECI (or successor form) prior to the payment of the dividend. Dividends received by a non-U.S. holder that are treated as effectively connected with a U.S. trade or business generally are subject to U.S. federal income tax at rates applicable to U.S. persons. A non-U.S. holder that is a corporation may, under certain circumstances, be subject to an additional “branch profits tax” imposed at a rate of 30%, or such lower rate as specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder who provides us with an IRS Form W-8BEN, Form W-8ECI or other form must update the form or submit a new form, as applicable, if there is a change in circumstances that makes any information on such form incorrect.

Gain On Sale, Exchange or Other Disposition of Our Common Stock

In general, a non-U.S. holder will not be subject to any U.S. federal income tax or withholding on any gain realized from the non-U.S. holder’s sale, exchange or other disposition of shares of our common stock unless:

●
the gain is effectively connected with a U.S. trade or business (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base maintained within the United States by the non-U.S. holder), in which case the gain will be taxed on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person, and, if the non-U.S. holder is a corporation, the additional branch profits tax described above in “Distributions on Our Common Stock” may also apply;

●
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any; or

●	we are, or have been at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter), a “United States real property holding corporation.”

Generally, we will be a “United States real property holding corporation” if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we have not been and are not currently, and do not anticipate becoming in the future, a “United States real property holding corporation” for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the amount of distributions paid to such holder and the amount of tax withheld, if any. Copies of the information returns filed with the IRS to report the distributions and withholding may also be made available to the tax authorities in a country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

The United States imposes a backup withholding tax on the gross amount of dividends and certain other types of payments. Dividends paid to a non-U.S. holder will not be subject to backup withholding if proper certification of foreign status (usually on IRS Form W-8BEN) is provided, and we do not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person. In addition, no backup withholding or information reporting will be required regarding the proceeds of a disposition of our common stock made by a non-U.S. holder within the United States or conducted through certain U.S. financial intermediaries if the payor receives the certification of foreign status described in the preceding sentence and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person or the non-U.S. holder otherwise establishes an exemption. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner.

U.S. Federal Estate Tax

An individual non-U.S. holder who is treated as the owner, or who has made certain lifetime transfers, of an interest in our common stock will be required to include the value of the common stock in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Recently-Enacted Legislation Relating to Foreign Accounts

Legislation has been recently enacted that imposes significant certification, information reporting and other requirements on “foreign financial institutions” and certain other non-U.S. entities. The legislation is generally effective for payments made after December 31, 2012. The failure to comply with the certification, information reporting and other specified requirements in the legislation would result in withholding tax being imposed on payments of dividends and sales proceeds to foreign financial institutions and certain other non-U.S. holders. Non-U.S. holders should consult their own tax advisers regarding the application of this legislation to them.

Legal Matters

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.  Certain legal matters will be passed upon for the underwriter by Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York.

Experts

The consolidated financial statements of ZBB Energy Corporation and subsidiaries at June 30, 2011, included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011, incorporated by reference in this prospectus and the registration statement of which this prospectus is a part, have been audited by Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, as set forth in their report thereon appearing therein (which report includes an explanatory paragraph relating to ZBB Energy Corporation’s ability to continue as a going concern), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of ZBB Energy Corporation and subsidiaries at June 30, 2010, included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 incorporated by reference in this prospectus and the registration statement of which this prospectus is a part, have been audited by PKF O’Connor Davies, a division of O’Connor Davies, LLP, (formerly known as PKF LLP), independent registered public accounting firm, as set forth in their report thereon appearing therein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of TE Holdings Group, LLC (formerly known as Tier Electronics LLC) as of December 31, 2010 and 2009, and for the year and the eight month period then ended, which appears in the Company’s Form 8-K/A dated April 4, 2011, incorporated by reference in this prospectus and the registration statement of which this prospectus is a part, have been audited by Baker Tilly Virchow Krause, LLP, as set forth in their report thereon appearing therein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

We are incorporated under the laws of the State of Wisconsin.  Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (“WBCL”) require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person. A corporation’s obligation to indemnify any such person includes the obligation to pay any judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney’s and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws or by written agreement, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Sections 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand an officer’s or director’s right to indemnification (i) in its articles of incorporation or by-laws; (ii) by written agreement between the director or officer and the corporation; (iii) by resolution of its board of directors; or (iv) by resolution of a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, ZBB has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Article V of ZBB’s By-Laws provides (i) that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited, and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

ZBB’s officers and directors are also covered by officers’ and directors’ liability insurance for actions taken in their capacities as such, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act of 1933, as amended, to register the securities offered by this prospectus. However, this prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information concerning the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http://www.sec.gov).

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities and Internet site of the SEC referred to above.

Documents Incorporated By Reference

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below:

●	Our Annual Report on Form 10-K for the year ended June 30, 2011 filed with the SEC on September 8, 2011;

●	Our Proxy Statement for our 2011 Annual Meeting of Shareholders filed with the SEC on September 26, 2011; and

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 14, 2011;

●	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2011 filed with the SEC on February 9, 2012;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May 7, 2012;

●
Our Current Reports on Form 8-K filed with the SEC on August 30, 2011, September 9, 2011, November 14, 2011, November 14, 2011, December 9, 2011, December 15, 2011, February 2, 2012, February 3, 2012, February 9, 2012 and May 2, 2012 (other than any portions thereof deemed furnished and not filed); and

●	Exhibits 99.1 and 99.2 filed with our Current Report on Form 8-K/A filed with the SEC on April 4, 2011.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of any of the documents referred to above, other than an exhibit to a filing unless the exhibit is specifically incorporated by reference into that filing, at no cost, by contacting us in writing or by telephone at:

Investor Relations
 ZBB Energy Corporation
 N93 W14475 Whittaker Way
Menomonee Falls, WI 53051
(262) 253-9800

You can also find the above-referenced filings on our website at www.zbbenergy.com. Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus.

22,000,000 Shares of Common Stock

Prospectus

MDB Capital Group LLC

Part II Information Not Required in the Prospectus

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth expenses (other than underwriting discounts, selling commissions, transfer taxes and fees and the underwriter’s expense allowance) in connection with the offering described in the registration statement. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$1,595
Accounting fees and expenses	$30,000
Legal fees and expenses	$100,000
Miscellaneous	$18,405
Total	$150,000

Item 14.  Indemnification of Directors and Officers

Sections 180.0850 to 180.0859 of the WBCL require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person. A corporation’s obligation to indemnify any such person includes the obligation to pay any judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney’s and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws or by written agreement, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Sections 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand an officer’s or director’s right to indemnification (i) in its articles of incorporation or by-laws; (ii) by written agreement between the director or officer and the corporation; (iii) by resolution of its board of directors; or (iv) by resolution of a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, ZBB has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Article V of ZBB’s By-Laws provides (i) that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited, and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

ZBB’s officers and directors are also covered by officers’ and directors’ liability insurance.

Item 15.  Recent Sales of Unregistered Securities

May 2012 Private Placement

On May 1, 2012, ZBB Energy Corporation (the “Company”) entered into Securities Purchase Agreements with certain investors providing for the sale of a total of $2,465,000 of Zero Coupon Convertible Subordinated Notes (the “Notes”).  The Notes are convertible into shares of Company common stock at an exercise price equal to $0.53 (the “Conversion Price”).  In connection with the purchase of Notes, each investor received a warrant (the “Warrant”) to purchase a number of shares of Common Stock equal to 55% times such investor’s investment in the Notes divided by the Conversion Price, at an exercise price equal to the Conversion Price.

The issuance of $1,835,000 of these Notes were offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3, which was declared effective on March 21, 2011 (File No. 333-171957) (the “Registration Statement”) which registers the sale of such Notes (the “Registered Notes”) and the Common Stock into which such Notes are convertible.  The remaining $630,000 of Notes, and the Common Stock into which such Notes are convertible, and the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (collectively, the “Unregistered Securities”) were sold without registration under the Securities Act of 1933, as amended, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  Since the Unregistered Securities have not been registered, they may not be offered or sold by the investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Act..

January 2012 Private Placement

On January 31, 2012 the Company entered into Stock Purchase Agreements with certain members of the Company’s board of directors, officers and advisors providing for the sale of a total of 206,250 shares of the Company’s common stock for an aggregate purchase price of $165,000 at a price per share equal to the closing price of the Company’s common stock on January 30, 2012.

The Company sold the shares without registration under the Securities Act of 1933, as amended, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder. Since the shares have not been registered, they may not be offered or sold by the investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Securities Act of 1933.

December 2011 Private Placement

On December 13, 2011 the Company entered into Stock Purchase Agreements with a strategic investor previously known to the Company and certain Company officers and directors providing for the sale of a total of 1,167,340 shares of the Company’s common stock for an aggregate purchase price of $ 875,505 at a price per share equal to the closing price of the Company’s common stock on December 12, 2011.

The Company sold the shares without registration under the Securities Act of 1933, as amended, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder. Since the shares have not been registered, they may not be offered or sold by the investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Securities Act of 1933.

January 2011 Private Placement

On January 21, 2011 the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with DCDC Acquisition Company LLC, a wholly-owned subsidiary of the Company (“Acquisition Sub”), Tier Electronics LLC (“Seller”), and Jeffrey Reichard, pursuant to which Acquisition Sub acquired substantially all of the net assets of Seller used in connection with Seller’s business of developing, manufacturing, marketing and selling power electronics products for and to original equipment manufacturers in various industries.  The purchase price was comprised of (1) a $1.35 million promissory note issued by Acquisition Sub to Seller, (2) 800,000 shares of the Company’s common stock (the “Subject Shares”), and (3) Acquisition Sub’s assumption of approximately $705,000 of Seller’s liabilities, including $350,000 of customer deposits, and (4) and a net cash payment of $226,000.

The Company sold the Subject Shares without registration under the Securities Act of 1933, as amended, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder. Since the shares have not been registered, they may not be offered or sold by the investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Securities Act of 1933.

December 2010 Private Placement

On December 29, 2010, the Company entered into Stock Purchase Agreements with certain investors providing for the sale of a total of 1,598,902 shares of the Company’s common stock for an aggregate purchase price of $1,455,000 at a price per share equal to the closing price of the Company’s common stock on December 28, 2010.  $200,000 of these shares were purchased without registration by members of the Company’s board of directors.

The Company sold the shares to the directors without registration under the Securities Act of 1933, as amended, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder. Since the shares have not been registered, they may not be offered or sold by the investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Securities Act of 1933.

October 2010 Private Placement

On October 12, 2010, the Company entered into Stock Purchase Agreements with certain investors providing for the sale of a total of 3,329,467 shares of the Company’s common stock for an aggregate purchase price of $1,435,000 at a price per share equal to the closing price of the Company’s common stock on October 12, 2010.  $425,000 of these shares were purchased without registration by members of the Company’s board of directors.

The Company sold the shares to the directors without registration under the Securities Act of 1933, as amended, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder. Since the shares have not been registered, they may not be offered or sold by the investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Securities Act of 1933.

March 2010 Private Placement

On March 19, 2010, the Company entered into a Stock Purchase Agreement with each of the Company’s directors and certain of its officers in connection with the private issuance and sale to such investors of 337,346 shares of common stock (the “Private Placement”).  Through the Private Placement the Company’s directors and officers purchased a total of $280,000 shares of common stock for a price per share equal to the closing price of the Company’s common stock on March 19, 2010.

The Company sold the shares without registration under the Securities Act of 1933, as amended, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder. Since the shares have not been registered, they may not be offered or sold by the investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Securities Act of 1933.

Item 16.  Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Item 17.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is relying on Rule 430B: (A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menomonee Falls, State of Wisconsin, on May 7, 2012.

ZBB Energy Corporation

By: /s/ Eric C. Apfelbach
Eric C. Apfelbach
President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on dates indicated.

	Position	Date
/s/ Eric C. Apfelbach	President and Chief Executive Officer	May 7, 2012
Eric C. Apfelbach	(Principal executive officer) and Director

/s/ Will Hogoboom	Chief Financial Officer (Principal financial officer and Principal accounting officer)	May 7, 2012
Will Hogoboom

* Charles W. Stankiewicz	Executive Vice President, Operations and Director	May 7, 2012

* Paul F. Koeppe	Chairman and Director	May 7, 2012

* Richard A. Abdoo	Director	May 7, 2012

* Manfred Birnbaum	Director	May 7, 2012

*	Director	May 7, 2012
James H. Ozanne

*	Director	May 7, 2012
Richard A. Payne

*	Director	May 7, 2012
Jeff Reichard

* /s/ Eric C. Apfelbach
Eric C. Apfelbach, attorney-in-fact

Exhibit Index

Exhibit No.	Description	Incorporated by Reference to
1	Form Underwriting Agreement	Previously filed
3.1	Articles of Incorporation of ZBB Energy Corporation, as amended	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on October 27, 2006
3.2	Amendment to Articles of Incorporation of ZBB Energy Corporation	Incorporated by reference to Appendix B attached to the Company’s Definitive Proxy Statement filed on September 24, 2010
3.3	Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock	Incorporated by reference to Appendix C attached to the Company’s Definitive Proxy Statement filed on September 24, 2010
3.4	Amended and Restated By-laws of ZBB Energy Corporation (as of November 4, 2009)	Incorporated by reference to the Company’s definitive proxy statement filed on September 25, 2009
4.1	Form of Stock Certificate	Incorporated by reference to the Company’s Amendment No. 3 to Registration Statement on Form SB-2 filed on April 13, 2007
4.2	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on August 14, 2009
4.3	Form of Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on March 9, 2010
4.4	Form of Debenture	Incorporated by reference to the Company’s Report on Form 8-K filed on August 31, 2010
4.5	Warrant to Purchase Common Stock Issued to Socius CG II, Ltd. dated August 30, 2010	Incorporated by reference to the Company’s Report on Form 8-K filed on August 31, 2010
4.6	2010 Omnibus Long-Term Incentive Plan Form Stock Option Award Agreement	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on January 31, 2010
4.7	2010 Omnibus Long-Term Incentive Plan Form Restricted Stock Unit Award Agreement	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on January 31, 2010
4.8	Form of Underwriters Warrant	Previously filed

Exhibit No.	Description	Incorporated by Reference to

4.9	Form of Zero Coupon Convertible Subordinated Note (registered)	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 2, 2012
4.10	Form of Zero Coupon Convertible Subordinated Note (unregistered)	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 2, 2012
4.11	Form of Warrant	Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on May 2, 2012
5	Opinion of Godfrey & Kahn, S.C.	Filed herewith
10.1	Employment Agreement dated as of August 18, 2010 between ZBB Energy Corporation and Scott Scampini	Incorporated by reference to the Company’s Report on Form 8-K filed on August 23, 2010
10.2	2002 Stock Option Plan of ZBB Energy Corporation	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 16, 2008
10.3	2005 Employee Stock Option Scheme of ZBB Energy Corporation	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on October 27, 2006
10.4	2007 Equity Incentive Plan of ZBB Energy Corporation	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 16, 2008
10.5	Resignation and Indemnification Agreement by and between the Company and Robert J. Parry dated as of October 31, 2009	Incorporated by reference to the Company’s Report on Form 8-K filed on November 4, 2009
10.6	Director Nonstatutory Stock Option Agreement by and between the Company and Paul F. Koeppe dated as of November 2, 2009	Incorporated by reference to the Company’s Report on Form 8-K filed on November 4, 2009
10.7	Agreement dated January 7, 2010 by and between the Company and Eric C. Apfelbach	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009
10.8	Restrictive Covenant Agreement dated January 7, 2010 by and between the Company and Eric C. Apfelbach	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009
10.9	Nonstatutory Stock Option Agreement dated January 7, 2010 by and between the Company and Eric C. Apfelbach (performance-based)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009

Exhibit No.	Description	Incorporated by Reference to

10.10	Nonstatutory Stock Option Agreement dated January 7, 2010 by and between the Company and Eric C. Apfelbach (time-based)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009
10.11	Placement Agent Agreement, dated March 1, 2010, by and between ZBB Energy Corporation and Sutter Securities Incorporated	Incorporated by reference to the Company’s Report on Form 8-K filed on March 9, 2010
10.12	Securities Purchase Agreement, dated March 8, 2010, by and between ZBB Energy Corporation and the purchasers signatory thereto	Incorporated by reference to the Company’s Report on Form 8-K filed on March 9, 2010
10.13	Form Stock Purchase Agreement, dated March 19, 2010	Incorporated by reference to the Company’s Report on Form 8-K filed on March 22, 2010
10.14	Amended and Restated Securities Purchase Agreement by and between ZBB Energy Corporation and Socius CG II, Ltd., dated August 30, 2010	Incorporated by reference to the Company’s Report on Form 8-K filed on August 31, 2010
10.15	2010 Omnibus Long-Term Incentive Plan	Incorporated by reference to Appendix A attached to the Company’s Definitive Proxy Statement filed on September 24, 2010
10.16	Form of Stock Purchase Agreement, dated October 12, 2010	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 13, 2010
10.17	Form of Stock Purchase Agreement, dated October 12, 2010	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 13, 2010
10.18	Independent contractor agreement dated December 1, 2010 between ZBB Energy Corporation and Will Hogoboom	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on December 6, 2010
10.19	Form of Stock Purchase Agreement, dated December 29, 2010	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 30, 2010
10.20	Form of Stock Purchase Agreement, dated December 29, 2010	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 30, 2010
10.21	Financial Advisory Agreement between ZBB Energy Corporation and Stonegate Securities, Inc., dated December 29, 2010	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 30, 2010
10.22	ZBB Energy Corporation Director Compensation Policy dated November 10, 2010	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2010

Exhibit No.	Description	Incorporated by Reference to

10.23	Form of Stock Purchase Agreement, dated January 3, 2011	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 5, 2011
10.24	Financial Advisory Agreement between ZBB Energy Corporation and Stonegate Securities, Inc., dated January 3, 2011	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 5, 2011
10.25	Asset Purchase Agreement by and among ZBB Energy Corporation, DCDC Acquisition Company LLC, Tier Electronics LLC and Jeffrey Reichard dated January 21, 2011	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 24, 2011
10.26	Registration Rights Agreement between ZBB Energy Corporation and Tier Electronics LLC dated January 21, 2011	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 24, 2011
10.27	Employment Agreement between ZBB Energy Corporation and Jeffrey Reichard dated January 21, 2011	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 24, 2011
10.28	Form of Nonstatutory Option Agreements issued on January 21, 2011 to Jeff Reichard, Joanne Reichard and Nathan Jobe	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on January 24, 2011
10.29	$1,350,000 Non-negotiable Promissory Note issued on January 21, 2011 to Tier Electronics LLC	Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on January 24, 2011
10.30	Form of Securities Purchase Agreement, dated June 13, 2011	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 14, 2011
10.31	Collaboration Agreement between ZBB Energy Corporation and Honam Petrochemical Corporation dated April 8, 2011	Incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2011
10.32	Form of Stock Purchase Agreement, dated June 14, 2011	Incorporated by reference to Exhibit 10.34 to the Company’s Registration Statement on Form S-1 filed on February 16, 2012
10.33	Placement Agency Agreement between ZBB Energy Corporation and MDB Capital Group, LLC, dated June 8, 2011	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 14, 2011
10.34	Joint Venture Agreement of Anhui MeiXin Store Energy Co., Ltd. by and between ZBB PowerSav Holdings Limited and Anhui Xinrui Investment Co., Ltd, dated August 30, 2011	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011

Exhibit No.	Description	Incorporated by Reference to

10.35	Limited Liability Company Agreement of ZBB PowerSav Holdings Limited by and between ZBB Cayman Corporation and PowerSav, Inc., dated August 30, 2011	Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011
10.36
Anhui Meineng Store Energy Co., Ltd. Supplemental Agreement to the Joint Venture Agreement by and between ZBB PowerSav Holdings Limited and Anhui Xinlong Investment Management Co., Ltd, dated November 15, 2011

Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011
10.37	License Agreement by and between ZBB PowerSav Holdings Ltd. and Anhui Meineng Store Energy Co., Ltd., dated November 11, 2011	Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011
10.38	Management Services Agreement by and between ZBB Powersav Holdings Ltd. and Anhui Meineng Store Energy Co., Ltd., dated November 11, 2011	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011
10.39	Offer letter between ZBB Energy Corporation and Charles Stankiewicz dated November 3, 2011	Incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011
10.40	Form of Nonstatutory Option Agreements issued on November 9, 2011 to Charles Stankiewicz	Incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011
10.41	Form of Stock Purchase Agreement, dated December 13, 2011	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 15, 2011
10.42	Form of Stock Purchase Agreement, dated December 14, 2011	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 15, 2011
10.43	Placement Agency Agreement between ZBB Energy Corporation and MDB Capital Group, LLC, dated December 14, 2011	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 15, 2011
10.44	Form of Registration Rights Agreement, dated December 13, 2011	Incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011
10.45	Form of Stock Purchase Agreement, dated February 1, 2012	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 2, 2012

Exhibit No.	Description	Incorporated by Reference to

10.46	Form of Stock Purchase Agreement, dated January 31, 2012	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 2, 2012
10.47	Placement Agency Agreement between ZBB Energy Corporation and MDB Capital Group, LLC, dated February 1, 2012	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on February 2, 2012
10.48	Offer letter between ZBB Energy Corporation and Kevin Dennis dated February 3, 2010	Previously filed
10.49	Addendum to Employment Agreement between ZBB Energy Corporation and Kevin Dennis dated August 29, 2011	Previously filed
10.50	Offer letter between ZBB Energy Corporation and Daniel Nordloh dated April 29, 2010	Previously filed
10.51	First Amendment to Letter Agreement between ZBB Energy Corporation and Daniel Nordloh dated April 28, 2011	Previously filed
10.52	Second Amendment to Letter Agreement between ZBB Energy Corporation and Daniel Nordloh dated March 23, 2012	Previously filed
10.53	Addendum to Employment Agreement between ZBB Energy Corporation and Scott Scampini dated October 11, 2010	Previously filed
10.54	Addendum to Employment Agreement between ZBB Energy Corporation and Scott Scampini dated October 11, 2010	Previously filed
10.55	Form of Securities Purchase Agreement	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 2, 2012
10.56	Form of Securities Purchase Agreement	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 2, 2012
10.57	Form of Security Agreement	Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on May 2, 2012
23.1	Consent of PKF O’Connor Davies	Filed herewith
23.2	Consent of Baker Tilly Virchow Krause, LLP	Filed herewith
23.3	Consent of Baker Tilly Virchow Krause, LLP	Filed herewith

Exhibit No.	Description	Incorporated by Reference to

23.4	Consent of Godfrey & Kahn, S.C. (included in its opinion filed as exhibit 5)
24	Power of Attorney	Previously filed